Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact:	Lauren C. Steele Senior VP - Corporate Affairs 704-557-4551
Investor Contact:	James E. Harris Senior VP - Shared Services & CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
August 6, 2013	Quoted: The NASDAQ Global Select Market

Coca-Cola Bottling Co. Consolidated Reports Second Quarter and First Half 2013 Results

CHARLOTTE, NC -- Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $11.2 million, or basic net income per share of $1.21, on net sales of $429.0 million for the second quarter of 2013, compared to net income of $10.7 million, or basic net income per share of $1.16, on net sales of $430.7 million for the second quarter of 2012. The results for the second quarter of 2013 included a $0.1 million increase in income tax expense due to the recording of a valuation allowance for certain deferred tax assets and other income tax changes. The results for the second quarter of 2012 included a $0.4 million increase in income tax expense due to the recording of a valuation allowance for certain deferred tax assets and other income tax changes.

On a comparable basis, the Company earned $11.3 million in the second quarter of 2013, or comparable basic net income per share of $1.22, versus $11.1 million in the second quarter of 2012, or comparable basic net income per share of $1.20.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the second quarter of 2013 and 2012:

	Second Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2013	2012	2013	2012

Reported net income (GAAP)	$11,229	$10,747	$1.21	$1.16

Net loss on commodity hedges, net of tax	6	-	0.00	-
Changes in reserves for uncertain tax positions, valuation allowance for certain deferred tax assets and other income tax changes	77	360	0.01	0.04

Total	83	360	0.01	0.04

Comparable net income (a)	$11,312	$11,107	$1.22	$1.20

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the second quarters of 2013 and 2012. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.

The Company earned $16.1 million, or basic net income per share of $1.74, on net sales of $812.5 million for the first six months of 2013, compared to net income of $15.3 million, or basic net income per share of $1.66, on net sales of $807.9 million for the first six months of 2012. The results for the first six months of 2013 included $0.3 million of after-tax losses ($0.5 million on a pre-tax basis) due to mark-to-market adjustments on commodity hedges and a $0.3 million net decrease in income tax expense due to certain favorable tax items associated with the American Taxpayer Relief Act (H.R.8) enacted on January 2, 2013 and other income tax changes. The results for the first six months of 2012 included a $1.3 million net increase in income tax expense due to the recording of a valuation allowance for certain deferred tax assets and other income tax changes.

On a comparable basis, the Company earned $16.1 million in the first six months of 2013, or comparable basic net income per share of $1.74, versus $16.6 million in the first six months of 2012, or comparable basic net income per share of $1.80. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the first six months of 2013 and 2012:

	First Half
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2013	2012	2013	2012

Reported net income (GAAP)	$16,091	$15,312	$1.74	$1.66

Net loss on commodity hedges, net of tax	304	-	0.03	-
Changes in reserves for uncertain tax positions, valuation allowance for certain deferred tax assets and other income tax changes	(342)	1,272	(0.03)	0.14

Total	(38)	1,272	(0.00)	0.14

Comparable net income (a)	$16,053	$16,584	$1.74	$1.80

a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the first six months of 2013 and 2012. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.

J. Frank Harrison, III, Chairman and CEO, said, “We are pleased to report that despite a very challenging environment for virtually all beverage categories, our earnings per share for the second quarter grew from the prior year. The Company has, and will continue to have, a long-term focus. The benefits of our commitment to reducing our debt over the past decade and strengthening the Company’s financial position were clearly evident in the second quarter and first half of 2013 as lower interest cost helped to mitigate softer than expected operating results. We will continue to focus our efforts on driving value for our shareholders. As part of our long-term strategy, we continue to work diligently on the potential acquisition of new territories in Eastern Tennessee and Kentucky from The Coca-Cola Company. Our team is making good progress and we continue to be excited about the possibility of bringing these employees and new markets into the Company in late 2014.”

Hank Flint, President and COO, added, “The trends we experienced in the second quarter were similar to those in the first quarter with softer than expected volume and revenue. We continued to experience much cooler and wetter weather compared to recent historical patterns, which adversely impacted some of our most important selling periods including the Memorial Day holiday and early summer. Lower than expected revenue was partially offset by lower than projected increases in key raw material components of our cost of sales. Additionally, our SD&A expenses were flat for both the second quarter and first half of 2013 as we continue to focus on operating efficiencies. We are prepared for a more favorable selling environment in the second half of 2013, which should allow us to grow revenue and earnings.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding the challenges we face in 2013: continue to have a long-term focus; continue our efforts on driving value for our shareholders; continue to work diligently on the potential acquisition of new territories in Eastern Tennessee and Kentucky and bringing these employees and new markets into the Company in late 2014; continue our focus on operating efficiencies and prepare for a more favorable selling environment in the second half of 2013 should allow us to grow revenue and earnings.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 30, 2012 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Second Quarter		First Half

	2013	2012	2013	2012

Net sales	$428,979	$430,693	$812,530	$807,878
Cost of sales	258,664	257,280	488,516	478,871

Gross margin	170,315	173,413	324,014	329,007
Selling, delivery and administrative expenses	143,416	144,864	281,627	281,825

Income from operations	26,899	28,549	42,387	47,182
Interest expense, net	7,409	9,079	14,788	18,150

Income before income taxes	19,490	19,470	27,599	29,032
Income taxes	7,354	7,570	9,794	12,037

Net income	12,136	11,900	17,805	16,995
Less: Net income attributable to noncontrolling interest	907	1,153	1,714	1,683

Net income attributable to Coca-Cola Bottling Co. Consolidated	$11,229	$10,747	$16,091	$15,312

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.21	$1.16	$1.74	$1.66

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$1.21	$1.16	$1.74	$1.66

Weighted average number of Class B Common Stock shares outstanding	2,109	2,089	2,102	2,081

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.21	$1.16	$1.73	$1.65

Weighted average number of Common Stock shares outstanding – assuming dilution	9,290	9,270	9,283	9,262

Class B Common Stock	$1.21	$1.16	$1.73	$1.65

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,149	2,129	2,142	2,121